                                                                    Exhibit 12.1

                 THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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


                                                                         ACTUAL                                  PRO FORMA
                                           -----------------------------------------------------------------     ---------
                                                                  YEAR ENDED NOVEMBER                            YEAR ENDED
                                                                                                                  NOVEMBER
                                           -----------------------------------------------------------------     ---------
                                              1999          1998          1997         1996          1995           1999
                                           ---------     ---------     ---------     --------     ----------     ---------
                                                                          ($ in millions)
Net earnings...........................     $ 2,708       $ 2,428       $ 2,746       $ 2,399       $ 1,348       $ 2,550

Add:
  (Benefit)/provision for taxes........        (716)          493           268           207            20         1,700
  Portion of rents representative of an
     interest factor...................          51            35            29            28            29            51
  Interest expense on all
     indebtedness......................      12,018        13,958        12,986        11,160         9,841        12,025
                                            -------       -------       -------       -------       -------       -------
Earnings, as adjusted..................     $14,061       $16,914       $16,029       $13,794       $11,238       $16,326
                                            =======       =======       =======       =======       =======       =======
Fixed charges:
  Portion of rents representative of an
     interest factor...................     $    51       $    35       $    29       $    28       $    29       $    51
  Interest expense on all
     indebtedness......................      12,018        13,958        12,986        11,160         9,841        12,025
                                            -------       -------       -------       -------       -------       -------
Fixed charges..........................     $12,069       $13,993       $13,015       $11,188       $ 9,870       $12,076
                                            =======       =======       =======       =======       =======       =======
Ratio of earnings to fixed charges.....        1.16x         1.21x         1.23x         1.23x         1.14x         1.35x
                                            =======       =======       =======       =======       =======       =======
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